STYLE SELECT SERIES, INC.

                              ARTICLES OF AMENDMENT

                  STYLE SELECT SERIES, INC., a Maryland corporation having its principal office in Baltimore City, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: The name of the series of capital stock as designated in Article FIRST of the Articles Supplementary of the Articles of Incorporation is hereby amended as follows:

                           "Large-Cap Blend Portfolio" is hereby changed to "Focused Growth and Income Portfolio."

                  SECOND: The amendments do not change the outstanding capital stock of the Corporation or the aggregate par value thereof.

                  THIRD: The foregoing amendments to the Charter have been approved by a majority of the entire Board of Directors and are limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

                  FOURTH: The Corporation is registered as an open-end company under the Investment Company act of 1940.

                  FIFTH: These Articles of Amendment are to be effective as of April 1, 1999.

                  IN WITNESS WHEREOF, the Corporation has caused these present to be signed in its name and on its behalf by its President and attested by its Secretary on this 29th day of March, 1999.

                                              STYLE SELECT SERIES, INC.

                                              By: /s/ Peter A. Harbeck
                                                  -----------------------------
                                                  Peter A. Harbeck
                                                  President



ATTEST:

/s/ Robert M. Zakem
---------------------------
Robert M. Zakem, Secretary